Exhibit 5.1

OPINION OF GREENBERG TRAURIG, P.A.

September 8, 2005

World Fuel Services Corporation

9800 N.W. 41st Street, Suite 400

Miami, Florida 33178

Ladies and Gentlemen:

World Fuel Services Corporation, a Florida corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3, as amended (Registration No. 333-125376) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale (the “Offering”) by the Company of up to an aggregate of 4,600,000 shares (the “Company Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to be sold by the Company to the underwriters for whom J.P. Morgan Securities Inc. is acting as representative (the “Underwriters”), including 600,000 shares subject to an over-allotment option. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i) the Company’s Articles of Incorporation, as filed with the Secretary of State of the State of Florida, as amended through the date hereof;

(ii) the Company’s Bylaws, as amended through the date hereof;

(iii) resolutions of the board of directors of the Company authorizing the Offering;

(iv) the Registration Statement and schedules and exhibits thereto; and

(v) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Company Shares will be duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the Business Corporation Act of the State of Florida and reported judicial decisions interpreting such act. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect. This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not hereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours, GREENBERG TRAURIG, P.A.

By:	/S/ GARY EPSTEIN
Gary Epstein